Form 10-Q
Third Quarter 2004

EXHIBIT 10(a)

CTS CORPORATION
2004 OMNIBUS LONG-TERM INCENTIVE PLAN

SECTION 1.  PURPOSE:  The purpose of the CTS Corporation Omnibus Long-Term Incentive Plan is to provide certain employees and consultants of CTS Corporation and its Affiliates (as hereinafter defined) and members of the Board (as hereinafter defined) with the opportunity to receive stock-based and other long-term incentive grants in order to attract and retain qualified individuals and to align their interests with those of shareholders.

SECTION 2.  EFFECTIVE DATE:   This Plan will become effective as of March 3, 2004, subject to the approval of the shareholders in accordance with the Company’s by-laws and the laws of the State of Indiana at the Annual Meeting to be held on April 28, 2004. Unless sooner terminated as provided herein, the Plan shall terminate ten years from March 3, 2004. After the Plan is terminated, no future Awards may be granted under the Plan, but Awards previously granted shall remain outstanding in accordance with their applicable terms and conditions.

SECTION 3.  DEFINITIONS:  As used in this Plan, unless the context otherwise requires, each of the following terms shall have the meaning set forth below.

(a)	“Affiliate” shall mean any entity that, directly or indirectly, controls, is controlled by, or is under common control with, the Company.

(b)	“Award” shall mean a grant of an Option, SAR, Restricted Stock Award, Performance Award, or Other Stock Award pursuant to the Plan, which may, as determined by the Committee, be in lieu of other compensation owed to a Participant.

(c)	“Award Agreement” shall mean an agreement, either in written or electronic format, in such form and with such terms and conditions as may be approved by the Committee, which evidences the terms and conditions of an Award.

(d)	“Board of Directors” or “Board” shall mean the board of directors of the Company.

(e)	“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and any references to a particular section of the Code shall be deemed to include any successor provision thereto.

(f)	“Committee” shall mean the Compensation Committee or such other committee of the Board of Directors, which shall consist solely of two or more members of the Board who are “outside directors” within the meaning of Section 162(m) of the Code, “non-employee directors” within the meaning of Securities and Exchange Commission Rule 16b-3 promulgated under Section 16 of the Securities Exchange Act of 1934, as amended, and independent directors as defined by any applicable stock exchange rule or any such successor provision thereto.

(g)	“Company” shall mean CTS Corporation, an Indiana corporation.

(h)	“Consultant” shall mean any person engaged by the Company or an Affiliate to render services to such entity as a consultant or advisor.

(i)	“Employee” shall mean an employee of the Company or any Affiliate.

(j)	“Exercise Price” shall mean an amount, as determined by the Committee, at which an Option or SAR can be exercised by a Participant, which amount shall not be less than the Fair Market Value of a Share on the date such Award is granted, unless such Option or SAR is granted pursuant to an assumption or substitution of another option in a manner that satisfies the requirements of Section 424(a) of the Code.

(k)	“Fair Market Value” shall mean, unless otherwise determined by the Committee, the closing stock price for a Share as reported on a national securities exchange if the Shares are then being traded on such an exchange. If no closing price was reported for such date, the closing price on the last preceding day on which such a price was reported shall be used.

(1)	“Incentive Stock Option” shall mean an Option which is intended to meet the requirements set forth in Section 422 of the Code.

(m)	“Nonqualified Stock Option” shall mean an Option not intended to qualify as an Incentive Stock Option.

(n)	“Option” shall mean the right to purchase a Share granted pursuant to Section 8, which may take the form of either an Incentive Stock Option or a Nonqualified Stock Option and which shall not have a term of more than 10 years.

(o)	“Other Stock Award” shall mean an Award of Shares or Awards that are valued in whole or in part, or that are otherwise based on, Shares, including but not limited to dividend equivalents or amounts which are equivalent to any federal, state, local, domestic, or foreign taxes relating to an Award, which may be payable in Shares, cash, other securities, or any other form of property as the Committee shall determine, subject to the terms and conditions set forth by the Committee and granted pursuant to Section 12.

(p)	“Participant” shall mean an Employee, Consultant, or member of the Board selected by the Committee to receive Awards under the Plan.

(q)	“Performance Awards” shall mean Awards of Performance Shares or Performance Units.

(r)	“Performance Goal(s)” shall mean the level or levels of Performance Measures established by the Committee pursuant to Section 7.

(s)	“Performance Measures” shall mean any of the following performance criteria, either alone or in any combination, and may be expressed with respect to the Company or one or more operating units or groups, as the Committee may determine: free cash flow; free cash flow from operations; total earnings; earnings per share, diluted or basic; earnings per share from continuing operations, diluted or basic; earnings before interest and taxes; earnings before interest, taxes, depreciation, and amortization; earnings from continuing operations; net asset turnover; inventory turnover; debt ratios; operating expense; inventory turns; net earnings; operating earnings; gross operating margin, gross margin percentage; return on equity; capital expenditures; cost of quality; on-time delivery; return on net assets; return on total assets; return on capital; return on investment; return on sales; gross sales, net sales; market share; net market share; economic value added; expense reduction levels; stock price; working capital; controllable working capital and total shareholder return. Performance Measures may be determined on an absolute basis or relative to internal goals or relative to levels attained in prior years or related to other companies or indices or as ratios expressing relationships between two or more Performance Measures. Additionally, Performance Measures may be defined to exclude certain types or categories of extraordinary, unusual or non-recurring items; changes in applicable laws, regulations or accounting principles; currency fluctuations; discontinued operations; non-cash items, such as amortization, depreciation or reserves; or any recapitalization, restructuring, asset impairment, reorganization, merger, acquisition, divestiture, consolidation, spin-off, split-up, combination, liquidation, dissolution, sale of assets, gain or loss on asset sales, or other similar corporate transaction. The Committee shall provide how any Performance Measure shall be adjusted to the extent necessary to prevent dilution or enlargement of any Award as a result of extraordinary events or circumstances, as determined by the Committee, or to exclude the effects of extraordinary, unusual, or non-recurring items; changes in applicable laws, regulations, or accounting principles; currency fluctuations; discontinued operations; non-cash items, such as amortization, depreciation, or reserves; or any recapitalization, restructuring, asset impairment, reorganization, merger, acquisition, divestiture, consolidation, spin-off, split-up, combination, liquidation, dissolution, sale of assets, gain or loss on asset sales, or other similar corporate transaction; provided, however, with respect to a person who is or may be a “covered employee” within the meaning of Section 162(m) of the Code, that no such adjustment will be made if the effect of such adjustment would cause the Award to fail to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code.

(t)	“Performance Share” shall mean an Award denominated in Shares, which is earned during a specified period subject to the terms and conditions as determined by the Committee and granted pursuant to Section 11.

(u)	“Performance Period” shall mean a period established by the Committee pursuant to Section 7 at the end of which one or more Performance Goals are to be measured.

(v)	“Performance Unit” shall mean an Award denominated in units having a value in dollars or such other currency, as determined by the Committee, which is earned during a specified period subject to the terms and conditions as determined by the Committee and granted pursuant to Section 11.

(w)	“Plan” shall mean the CTS Corporation Omnibus Long-Term Incentive Plan, as amended and restated from time to time.

(x)	“Restricted Stock” shall mean an Award of Shares, subject to such terms and conditions as determined by the Committee and granted pursuant to Section 10.

(y)	“Restricted Stock Award” shall mean an Award consisting of Restricted Stock or Restricted Stock Units.

(z)	“Restricted Stock Unit” shall mean an Award consisting of a bookkeeping entry representing an amount equivalent to the Fair Market Value of one Share on any given date, payable in cash or Shares, and representing an unfunded and unsecured obligation of the Company, except as otherwise provided by the Committee, subject to such terms and conditions as determined by the Committee and granted pursuant to Section 10.

(aa)	“Shares” shall mean shares of common stock, without a par value, of the Company.

(bb)	“Stock Appreciation Right” or “SAR” shall mean an Award, which represents the right to receive the difference between the Fair Market Value of a Share on the date of exercise and an Exercise Price, payable in cash or Shares, subject to such terms and conditions as determined by the Committee and granted pursuant to Section 9 and which shall not have a term of more than 10 years.

SECTION 4.   ADMINISTRATION: Subject to the express provisions of this Plan, the Committee shall have authority to interpret the Plan, to prescribe, amend, and rescind rules and regulations relating to it, and to make all other determinations deemed necessary or advisable for the administration of the Plan. In exercising its discretion, the Committee may use such objective or subjective factors as it determines to be appropriate in its sole discretion. The determinations of the Committee pursuant to its authority under the Plan shall be conclusive and binding. The Committee may delegate to one or more officers of the Company the authority, subject to the terms and conditions as the Committee shall determine, to grant Awards to employees who are not officers or members of the Board as defined in Section 16 of the Securities Exchange Act of 1934, as amended.

SECTION 5.  SHARES AVAILABLE FOR AWARDS

(a)	Subject to adjustment as provided in Section 5(g), the maximum number of Shares available for issuance under the Plan shall be 6,500,000.

(b)	If any Shares are subject to an Award that is forfeited, expires, or is otherwise terminated without the issuance of Shares, such Shares shall again be available for Awards under the Plan. Any Shares that are: (i) tendered by the Participant or retained by the Company as full or partial payment to the Company for the purchase of an Award or to satisfy tax withholding obligations in connection with an Award; or (ii) reacquired by the Company on the open market using proceeds received by the Company from the purchase price of an Award shall be available for Awards under the Plan. Upon payment of Shares upon the exercise of a SAR, the number of Shares available for issuance under the Plan shall be reduced only by the number of actual Shares issued in such payment.

(c)	Unless otherwise determined by the Committee, Awards that are designed to operate in tandem with other Awards shall not be counted against the maximum number of Shares available under Section 5(a) in order to avoid double counting.

(d)	Notwithstanding the foregoing, the maximum number of Shares that may be issued upon the exercise of Incentive Stock Options shall equal the aggregate number of Shares stated in Section 5(a), subject to adjustment as provided in Section 5(g) to the extent that such adjustment does not affect the ability to grant or the qualification of Incentive Stock Options under the Plan.

(e)	To the extent any Award is settled in cash, the number of Shares available for issuance under the Plan pursuant to Section 5(a) shall be reduced by an amount equal to the quotient of: (i) the dollar amount of such cash payment, reduced by any amount tendered by the Participant or retained by the Company to satisfy tax withholding obligations in connection with the Award; divided by (ii) the Fair Market Value of a Share on the date of the cash payment.

(f)	Any Shares issued under the Plan shall consist, in whole or in part, of authorized and unissued Shares, Shares purchased in the open market or otherwise, Shares in treasury, or any combination thereof, as the Committee or, as appropriate, the Board may determine.

(g)	In the event of any merger, reorganization, consolidation, recapitalization, stock dividend, stock split, reverse stock split, spin-off, combination, repurchase or exchange of Shares or other securities of the Company, or similar corporate transaction, as determined by the Committee, the Committee may, in such manner as it may deem equitable and to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, adjust the number and type of Shares available for Awards under the Plan, the number and type of Shares subject to outstanding Awards, and the Exercise Price with respect to any Award; provided, however, that any fractional Share resulting from an adjustment pursuant to this Section 5(g) shall be disregarded. Moreover, in the event of any such transaction or event, the Committee may provide in substitution for any or all outstanding Awards under this Plan such alternative consideration as it may determine to be equitable and may in connection therewith require the surrender of all or part of any Award to be replaced.

SECTION 6.  ELIGIBILITY:  The Committee from time to time may designate which Employees, Consultants, and members of the Board shall become Participants under the Plan.

SECTION 7.  CODE SECTION 162(m) PROVISIONS

(a)	Notwithstanding any other provision of the Plan, if the Committee determines at the time an Award is made to a Participant that such Participant is or may be for the tax year in which the Company would claim a tax deduction in connection with the Award, a Covered Employee (as that term is defined in Section 162(m) of the Code), the Committee shall provide that this Section 7 is applicable to such Award under such terms and conditions as the Committee may specify.

(b)	Notwithstanding any other provision of the Plan other than Section 5(g), if this Section 7 is applicable to a particular Award, no Participant receiving such an Award shall be granted: (i) Options or SARs with respect to more than 500,000 Shares in the aggregate within any fiscal year of the Company; (ii) Performance Shares which could result in such Participant receiving more than 125,000 Shares for each full fiscal year of the Company contained in the Performance Period of a particular Award, provided, however, that, if any other Awards of Performance Shares are outstanding for such Participant for a given fiscal year, such Share limitation shall be reduced for each such given fiscal year by the Shares that could be received by the Participant under all such Awards, divided, for each such Award, by the number of full fiscal years of the Company applicable to each such outstanding Award; or (iii) Performance Units which could result in such Participant receiving more than $2,000,000 for each full fiscal year of the Company contained in the Performance Period of a particular Award, provided, however, that, if any other Awards of Performance Units are outstanding for such Participant for a given fiscal year, such dollar limitation shall be reduced for each such given fiscal year by the amount that could be received by the Participant under all such Awards, divided, for each such Award, by the number of full fiscal years of the Company applicable to each such outstanding Award; provided, however, that the limitations set forth in this Section 7(b) shall be subject to adjustment under Section 5(g) of the Plan only to the extent that such adjustment does not affect the status of any Award intended under this Section 7 to qualify as “performance-based compensation” under Section 162(m) of the Code. If an Option is granted in tandem with a SAR, such that exercise of the Option or SAR with respect to one Share cancels the tandem Option or SAR, respectively, with respect to such Share, the tandem Option and SAR with respect to such Share shall be counted as covering only one Share for purposes of applying the limitation set forth in this Section 7(b).

(c)	The Committee shall have the authority to impose such other restrictions on Awards subject to this Section 7 as it may deem necessary or appropriate to ensure that such Awards meet the requirements for “performance-based compensation” under Section 162(m) of the Code.

SECTION 8.   OPTIONS:  Subject to the terms and conditions of the Plan, the Committee may grant Options to Participants on such terms and conditions as the Committee may prescribe in an Award Agreement, including, but not limited to, the Exercise Price; vesting schedule; method of payment of the Exercise Price; treatment upon termination of employment; treatment upon certain corporate transactions or events; and other terms and conditions that the Committee may deem appropriate.

SECTION 9.   STOCK APPRECIATION RIGHT:  Subject to the terms and conditions of the Plan, the Committee may grant SARs to Participants on such terms and conditions as the Committee may prescribe in an Award Agreement, including, but not limited to, the Exercise Price; vesting schedule; form of payment; treatment upon termination of employment; treatment upon certain corporate transactions or events; and other terms and conditions that the Committee may deem appropriate.

SECTION 10.   RESTRICTED STOCK AWARD:  Subject to the terms and conditions of the Plan, the Committee may grant Restricted Stock Awards to Participants on such terms and conditions as the Committee may prescribe in an Award Agreement, including, but not limited to, the vesting schedule; purchase price, if any; deferrals allowed or required; treatment upon termination of employment; treatment upon certain corporate transactions or events; and other terms and conditions that the Committee may deem appropriate.

SECTION 11.   PERFORMANCE AWARDS:  Subject to the terms and conditions of the Plan, the Committee may grant Performance Awards to Participants on such terms and conditions as the Committee may prescribe in an Award Agreement, including, but not limited to, the performance period; performance criteria; treatment upon termination of employment; treatment upon certain corporate transactions or events; and other terms and conditions that the Committee may deem appropriate.

SECTION 12.   OTHER STOCK AWARDS:  Subject to the terms and conditions of the Plan, the Committee may grant Other Stock Awards to Participants on such terms and conditions as the Committee may prescribe in an Award Agreement, including, but not limited to, the vesting schedule, if any; purchase price, if any; deferrals allowed or required; treatment upon termination of employment; treatment upon certain corporate transactions or events; and other terms and conditions that the Committee may deem appropriate.

SECTION 13.   PROHIBITION ON REPRICING:  The Committee shall not reduce the Exercise Price of any outstanding Option or SAR, whether through amendment, cancellation, replacement, or any other means, without the approval of shareholders. This Section 13 shall not be construed to apply: (i) to the Options or SARs granted pursuant to an assumption or substitution of another option in a manner that satisfies the requirements of Section 424(a) of the Code; or (ii) to an adjustment made pursuant to Section 5(g) of the Plan.

SECTION 14.   WITHHOLDING:  The Committee may make such provisions and take such steps as it may deem necessary and appropriate for the withholding of any taxes that the Company is required by law or regulation of any governmental authority, whether federal, state, local, domestic, or foreign, to withhold in connection with the grant, exercise, payment, or removal of restrictions of an Award, including, but not limited to, requiring the Participant to remit to the Company an amount sufficient to satisfy such withholding requirements in cash or Shares or withholding cash or Shares due or to become due with respect to the Award at issue.

SECTION 15.   POSTPONEMENT OF ISSUANCE AND DELIVERY:  The issuance and delivery of any Shares under this Plan may be postponed by the Company for such period as may be required to comply with any applicable requirements under any applicable listing requirement of any national securities exchange or any law or regulation applicable to the issuance and delivery of Shares, and the Company shall not be obligated to issue or deliver any Shares if the issuance or delivery of such Shares shall constitute a violation of any provision of any law or regulation of any governmental authority or any national securities exchange.

SECTION 16.   NO RIGHT TO AWARDS:  No Employee, Consultant, or member of the Board shall have any claim to be granted any Award under the Plan, and there is no obligation for uniform treatment of Employees, Consultants, or members of the Board under the Plan. The terms and conditions of Awards need not be the same with respect to different Participants.

SECTION 17.   NO RIGHT TO EMPLOYMENT OR DIRECTORSHIP:  The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ or as a Consultant of the Company or an Affiliate or any right to remain as a member of the Board, as the case may be. Termination of the services of an Employee, a Consultant, or a member of the Board shall not give rise to any liability or any claim under the Plan, unless otherwise provided in the Plan or an Award Agreement.

SECTION 18.   NO RIGHTS AS A SHAREHOLDER:  A Participant shall have no rights as a shareholder with respect to any Shares covered by an Award until the date of the issuance of such Shares.

SECTION 19.   SEVERABILITY:  If any provision of the Plan or any Award is, becomes, or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the purpose or intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction or Award, and the remainder of the Plan or such Award shall remain in full force and effect.

SECTION 20.   NO TRUST OR FUND CREATED:  Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate and a Participant or any other person. To the extent any person acquires a right to receive payments from the Company or an Affiliate pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company or any Affiliate.

SECTION 21.   HEADINGS:  Headings are given to the Sections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provisions thereof.

SECTION 22.  NONASSIGNABILITY:  Unless otherwise determined by the Committee, no Participant or beneficiary may sell, assign, transfer, discount, or pledge as collateral for a loan, or otherwise anticipate any right to payment under the Plan other than by will or by the applicable laws of descent and distribution.

SECTION 23.   INDEMNIFICATION:  In addition to such other rights of indemnification as members of the Board or the Committee or officers or employees of the Company or an Affiliate to whom authority to act for the Board or Committee is delegated may have, such individuals shall be indemnified by the Company to the maximum extent permitted by law and the Company’s by-laws.

SECTION 24.   FOREIGN JURISDICTIONS:  The Committee may adopt, amend, or terminate arrangements, not inconsistent with the intent of the Plan, to make available tax or other benefits under the laws of any foreign jurisdiction to Participants subject to such laws or to conform with the laws and regulations of any such foreign jurisdiction.

SECTION 25.   TERMINATION AND AMENDMENT:

Subject to the approval of the Board, where required, the Committee may at any time and from time to time alter, amend, suspend, or terminate the Plan in whole or in part; provided, however, that no action shall be taken by the Board or the Committee without the approval of shareholders that would

(a)	Increase the maximum number of Shares that may be issued under the Plan, except as provided in Section 5(g);

(b)	Change the class of eligible Participants;

(c)	Permit the repricing of outstanding Options or SARs, as provided in Section 13; or

require approval of the Company’s shareholders under any applicable law, regulation, stock exchange listing rule, or other rule.

Notwithstanding the foregoing, no termination or amendment of the Plan may, without the consent of the applicable Participant, terminate or adversely affect any right or obligation under an Award previously granted under the Plan.

SECTION 26.   APPLICABLE LAW:  This Plan shall be governed by and construed in accordance with the laws of the State of Indiana, without regard to its principles of conflict of laws.

INCENTIVE STOCK OPTION
CTS CORPORATION 2004 OMNIBUS LONG-TERM INCENTIVE PLAN:
EMPLOYEE STOCK OPTION AGREEMENT

        THIS EMPLOYEE STOCK OPTION AGREEMENT (hereafter, “Agreement”) made this ____ day of ______________, (hereinafter, “Option Date”) by and between CTS Corporation, an Indiana corporation (hereinafter, the “Company”), and _________, an employee of the Company or a subsidiary or division of the Company (hereinafter, “Employee”).

        WHEREAS, the Company desires to create an additional incentive for the Employee to continue his or her services with the Company and to stimulate his or her interest in the growth and profitability of the Company, and

        WHEREAS, the Company desires to increase the Employee’s personal participation in the success of the Company through the acquisition of an equity interest in the Company;

W I T N E S S E T H

Section 1:  Option Grant

        Subject to the terms set forth in this Agreement and in the Company’s 2004 Omnibus Long-Term Incentive Plan (the “Plan”) the Company hereby grants to the Employee the right and option to purchase all or any part of an aggregate of ________Shares on the terms and conditions set forth below (hereinafter the “Option”). Unless the context clearly provides otherwise, the capitalized terms in this Agreement shall have the meaning ascribed to such terms under the Plan.

Section 2:  Purchase Price

        The purchase price per Share subject to this Option shall be $______, the Fair Market Value per Share on the date this Option is granted.

Section 3:  Option Exercise Period

        Except as provided in Section 7, this Option is not exercisable until one year after the Option Date. This Option is exercisable in four substantially equal cumulative annual installments commencing on ____________. This Option and all rights hereunder shall expire on __________. This Option will be treated as an Incentive Stock Option under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), to the maximum extent permitted by law.

Section 4:  Payment

        Payment for this Option must be made at the time of exercise and may be made in cash or in previously acquired Company Common Stock, which has been held for at least six months, or a combination thereof. If payment is made in whole or part by previously acquired Company Common Stock, then the value per share of such stock is the Fair Market Value on the date the Option is exercised. Payment may be made by surrender of shares or by attestation by submission of the prescribed Attestation Form. Subsequent to the use of previously owned shares of Company Common Stock as consideration for the exercise of all or a part of this Option, the shares so utilized may not be used again in payment for the exercise of this Option or any other option for Company stock for a period of one year.

Section 5:  Taxes and Withholding

        The Company shall have the right to deduct from any compensation due the Employee from the Company any federal, state, local or foreign taxes required by law to be withheld in connection with the exercise of this Option. It shall be a condition to the exercise of this Option that the Grantee shall pay such taxes or make provisions that are satisfactory to the Company for the payment thereof.

The Employee may, at his or her election, pay such withholding taxes in cash or by having the Company retain Shares otherwise deliverable upon exercise of this Option in an amount sufficient to satisfy the amount of tax required to be withheld. The determination of the number of Shares retained for this purpose shall be based on the Fair Market Value of the Shares on the exercise date. Any fractional Share resulting from such calculation shall be settled in cash. No Shares shall be transferred to the Employee hereunder until such time as all applicable withholding taxes have been satisfied. Withholding taxes shall be calculated based on the Fair Market Value of the Shares on the exercise date.

Section 6:   Nontransferability of Option

        This Option may not be assigned or transferred by the Employee other than by will or by the laws of descent and distribution, and is exercisable, during the Employee’s lifetime, only by him or her. Any attempt by the Employee to assign or transfer this Option will be null, void and without effect.

Section 7:  Separation from Employment or Change of Control

        In the event of the termination of employment of the Employee with the Company for any reason other than death, disability or qualified retirement as used herein, he or she may exercise the Option only to the extent permitted by the Option terms on the date of termination, and only within the three month period immediately following Employee’s date of termination. All shares subject to this Option which are not exercisable as of the Employee’s date of termination under such circumstances will be canceled.

        In the event of the termination of employment of the Employee with the Company due to death or Disability (as defined below), this Option will continue to vest on its schedule and remain exercisable for one year following termination or, if sooner, until the Option expires. All shares subject to this Option which are not exercisable and/or have not been exercised as of the one year anniversary of Employee’s termination due to death or Disability will be canceled. “Disability” means (i) for U.S. employees, that the Employee is entitled to long-term disability benefits under the Company’s long-term disability policy applicable to the Employee and (ii) for non-U.S. employees, that the Employee meets the criteria established by Company policy.

        In the event of the termination of employment of the Employee with the Company due to Employee’s qualified retirement (as used herein, a qualified retirement means that Employee’s date of termination occurs after completing at least five years of service and attaining age 62), this Option will continue to vest on its schedule and will remain exercisable for one year following the date on which the final installment of this Option becomes exercisable. All shares subject to this Option which have not been exercised as of the one year anniversary of the vesting of the final installment of this Option will be canceled.

ANY OTHER PROVISION OF THIS AGREEMENT NOTWITHSTANDING, TO THE EXTENT THAT THIS OPTION IS EXERCISED FOLLOWING THE EXPIRATION OF A PERIOD OF THREE MONTHS (OR TWELVE MONTHS IN THE EVENT OF TERMINATION DUE TO TOTAL AND PERMANENT DISABILITY) FROM THE DATE OF EMPLOYEE’S TERMINATION OR TO THE EXTENT THAT THE AGGREGATE FAIR MARKET VALUE OF STOCK FOR WHICH THIS OPTION BECOMES EXERCISABLE FOR THE FIRST TIME IN ANY CALENDAR YEAR EXCEEDS $100,000, THIS OPTION WILL NOT QUALIFY FOR TREATMENT AS AN INCENTIVE STOCK OPTION UNDER SECTION 422 OF THE CODE.

Section 8:  Adjustments

        If and to the extent that the number of Shares shall be increased or reduced in the event of any merger, reorganization, consolidation, recapitalization, stock dividend, stock split, reverse stock split, spin-off, combination, repurchase or exchange of Shares or other securities of the Company, or similar corporate transaction, the number and kinds of shares subject to the Option awarded hereunder may be adjusted by the Committee, in its sole discretion. In the event of any such transaction, the Committee may provide in substitution for the Option granted hereunder such alternative consideration as it may determine to be equitable.

Section 9:  Governing Law

        This Agreement shall be construed in accordance with and governed by the laws of the State of Indiana.

Section 10:  Rights Not Conferred

        Nothing contained in the Plan or in this Agreement shall confer upon the Employee any right with respect to continued employment by the Company or any subsidiary thereof or interfere in any way with the right of the Company to terminate the employment of the Employee at any time. The Employee has no rights as a shareholder of the Company with respect to shares subject to this Option until such shares are issued upon exercise.

Section 11:  Consideration for Option

        In consideration for the grant of this Option, Employee acknowledges and agrees as follows:

        Option gain and unexercised options will be forfeited if Employee engages in certain activities. If, at any time during Employee’s term of employment or within one year after termination of Employee’s employment with the Company, Employee engages in any activity in competition with any activity of the Company, or contrary or harmful to the interests of the Company, including, but not limited to: (i) accepting employment with or serving as a consultant, advisor or in any other capacity to an employer that is in competition with or acting against the interests of the Company, including employing or recruiting any present, former or future employee of the Company; or (ii) disclosing or misusing any confidential information or material concerning the Company or relating to any of its businesses, then (A) this Option shall terminate effective on the date on which Employee enters into such activity, unless terminated sooner by operation of another term or condition of this Option, or the Plan, and (B) any option gain realized by Employee from any exercise of this Option, during the six month period prior to the termination of Employee’s employment with the Company or after Employee’s employment with the Company ends, shall be paid by Employee to the Company.

        By accepting this Agreement, Employee consents to a deduction from any amounts the Company may owe him or her from time to time, to the extent of the amount Employee owes the Company under this Section. Whether or not the Company elects to make any set-off in whole or in part, if the Company does not recover by means of set-off the full amount Employee owes, calculated as set forth above, Employee agrees to pay immediately the unpaid balance to the Company.

Section 12:  Binding Effect

        This Agreement shall be binding upon the heirs, executors, administrators and successors of the parties hereto.

Section 13:  Amendment

        Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto; provided, however, that no amendment shall adversely affect the rights of the Employee under this Agreement, without the Employee’s consent.

Section 14:  Severability

        If any provision of this Agreement is held to be invalid, illegal or unenforceable, that will not affect or impair, in any way, the validity, legality or enforceability of the remainder of this Agreement.

        IN WITNESS WHEREOF, Employee has signed this Employee Stock Option Agreement, and the Company has caused this Employee Stock Option Agreement to be signed by a duly authorized officer of the Company, as of the date first written above.

—————————————————— Employee

CTS CORPORATION by ——————————————————

CTS CORPORATION
RESTRICTED STOCK UNIT AGREEMENT

        THIS AGREEMENT is made as of the ___th day of ________, ________ (the “Grant Date”) between CTS CORPORATION, an Indiana corporation (the “Company”), and _____________________ (the “Grantee”).

    1.       Grant. Subject to the terms set forth in this Agreement and in the Company’s 2004 Omnibus Long-Term Incentive Plan (the “Plan”), the Company hereby grants to the Grantee _________ Restricted Stock Units. Upon vesting as described below, each Restricted Stock Unit shall entitle the Grantee to one Share. Unless the context clearly provides otherwise, the capitalized terms in this Agreement shall have the meaning ascribed to such terms under the Plan.

    2.       Vesting; Termination of Employment. On each of the first five anniversaries of the Grant Date (each such date, a “Vesting Date”), the number of Restricted Stock Units equal to twenty percent (20%) multiplied by the initial number of Restricted Stock Units specified in Section 1 of this Agreement shall vest and become nonforfeitable, subject to the Grantee’s remaining in the continuous employ of the Company and subject to the following provisions;

(a)	If the Grantee’s termination of employment with the Company occurs by reason of death or Disability, all Restricted Stock Units granted hereunder shall vest and become nonforfeitable on the date of such death or Disability. “Disability” means (i) for U.S. employees, that the Grantee becomes entitled to long-term disability benefits under the Company’s long-term disability policy applicable to the Grantee and (ii) for non-U.S. employees, that the Grantee meets the criteria established by Company policy.

(b)	Unless the Committee determines otherwise in its sole discretion, if the Grantee’s employment with the Company terminates for any reason not specified in paragraph (a) above, all Restricted Stock Units granted hereunder which have not vested as of the date of such termination of employment shall be permanently forfeited on such termination date.

    3.       Settlement of Restricted Stock Units. Restricted Stock Units shall be settled solely in Shares. On __________, ___________, ____________, ___________ and _____________ (each a “Settlement Date”) the Company shall transfer to the Grantee one share for each Restricted Stock Unit vesting as of the Vesting Date immediately preceding that date. As soon as practicable after the Grantee’s termination of employment due to death or Disability, the Company shall transfer to the Grantee one Share for each Restricted Stock Unit vesting as of such date and such date of transfer shall be deemed to be a Settlement Date. The Company may, at its election, either (i) deliver to the Grantee a certificate representing the number of Shares transferred to the Grantee as of that Settlement Date; or (ii) assist the Grantee in establishing a brokerage account and credit to that account the number of Shares transferred to the Grantee as of that Settlement Date.

Notwithstanding the foregoing, the Grantee may elect to defer any Settlement Date to a later date (“Deferral Date”). The selection of a Deferral Date may have important tax consequences. The Grantee is advised to consult an independent tax professional before making this election. Elections to defer a Settlement Date must be made on the form provided by the Company and pursuant to procedures established by the Company from time to time. An election to defer any Settlement Date must be made at least one year in advance of such Settlement Date. If the first Settlement Date occurs within one year of the Grant Date, an election to defer such Settlement Date may be made within 30 days of the Grant Date. The Grantee’s deferral election shall become irrevocable one year in advance of the Deferral Date. However, the Committee may disregard any deferral election made by a Grantee, if it determines that, due to changes in law or other circumstances, an election will not operate to defer income tax recognition until the date Shares are received by the Grantee. Notwithstanding any deferral election by the Grantee, the Settlement Date for all vested Restricted Stock Units shall occur as soon as practicable following the Grantee’s termination of employment, unless otherwise determined by the Committee. The Committee may require the deferral of the settlement of any Restricted Stock Units granted hereunder to the extent necessary to avoid the loss of the Company’s deduction corresponding thereto pursuant to Section 162(m) of the Code. The Company’s obligation will be merely that of an unfunded and unsecured promise of the Company to deliver Shares in the future, and the rights of the Grantee will be no greater than that of an unsecured general creditor. No assets of the Company will be held as collateral security for the obligations of the Company hereunder, and all assets of the Company will be subject to the claims of the Company’s creditors. The deferral of the settlement of Restricted Stock Units hereunder and the delivery of Shares in connection therewith shall be subject to the claims and appeals procedures set forth in the CTS Corporation Pension Plan; provided, however, that for purposes of this provision, the term “Administrator” or “Plan Administrator” shall mean the Committee.

    4.       Tax Withholding. The Company shall have the right to deduct from any compensation due the Grantee from the Company any federal, state, local or foreign taxes required by law to be withheld in connection with the issuance of Shares or vesting of any Restricted Stock Unit pursuant to this Agreement. To the extent that the amounts payable to the Grantee are insufficient for such withholding, it shall be a condition to the issuance of Shares or vesting of the Restricted Stock Units, as the case may be, that the Grantee shall pay such taxes or make provisions that are satisfactory to the Company for the payment thereof.

The Grantee may, at his or her election, pay such withholding taxes in cash or by having the Company retain Shares otherwise deliverable on the Settlement Date in an amount sufficient to satisfy the amount of tax required to be withheld. In the event the Grantee elects a Deferral Date under Section 3, the Grantee shall pay in cash to the Company on or before the associated Vesting Date an amount equal to the amount of employment taxes required to be withheld on that Vesting Date. The determination of the number of Shares retained for this purpose shall be based on the Fair Market Value of the Shares on the Settlement Date (or Deferral Date if applicable). In the event that the retention of Shares to satisfy withholding taxes would otherwise result in the delivery of a fractional Share, the Company will round down to the next whole Share and apply the value of the fractional Share to the recipient’s tax obligations or, in the alternative, the Company may make such other arrangements to avoid the issuance of a fractional Share as may be permitted by law. No Shares shall be transferred to the Grantee hereunder until such time as all applicable withholding taxes have been satisfied. Employment tax withholding shall be calculated based on the Fair Market Value of the Shares on the applicable Vesting Date and income tax withholding shall be calculated based on the Fair Market Value of the Shares on the Settlement Date (or Deferral Date, if applicable).

    5.       Rights Not Conferred. Nothing contained in the Plan or in this Agreement shall confer upon the Grantee any right with respect to continued employment by the Company or any subsidiary thereof or interfere in any way with the right of the Company to terminate the employment of the Grantee at any time. The Grantee shall have none of the rights of a stockholder with respect to the Restricted Stock Units, including the right to receive dividends or vote stock, until such time, if any, that Shares are delivered to the Grantee in settlement thereof.

    6.       Agreement Not Assignable. This Agreement and the Restricted Stock Units awarded hereunder are not transferable or assignable by the Grantee; provided that no provision herein shall prevent the transfer of such Restricted Stock Units or the Shares related thereto by will or by the laws of descent or distribution in the event of the Grantee’s death.

    7.       Adjustments. If and to the extent that the number of Shares shall be increased or reduced in the event of any merger, reorganization, consolidation, recapitalization, stock dividend, stock split, reverse stock split, spin-off, combination, repurchase or exchange of Shares or other securities of the Company, or similar corporate transaction, the number and kinds of shares subject to the Restricted Stock Units awarded hereunder may be adjusted by the Committee, in its sole discretion. In the event of any such transaction, the Committee may provide in substitution for the Restricted Stock Units granted hereunder such alternative consideration as it may determine to be equitable.

    8.       Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Indiana.

    9.       Consideration for Grant. In consideration for the grant of the Restricted Stock Units hereunder, the Grantee acknowledges and agrees that, if, at any time during the Grantee’s term of employment or within one year after termination of the Grantee’s employment with the Company, the Grantee engages in any activity in competition with any activity of the Company, or contrary or harmful to the interests of the Company, including, but not limited to: (i) accepting employment with or serving as a consultant, advisor or in any other capacity to an employer that is in competition with or acting against the interests of the Company, including employing or recruiting any present, former or future employee of the Company; or (ii) disclosing or misusing any confidential information or material concerning the Company or relating to any of its businesses, then (x) any non-vested Restricted Stock Units granted hereunder shall immediately be forfeited (unless earlier forfeited by operation of another term of this Agreement), (y) any deferred, vested Restricted Stock Units shall immediately be forfeited; and (z) Grantee shall pay to the Company an amount equal to the total Fair Market Value of Shares delivered to Grantee on any Settlement Date(s) (or Deferral Date, if applicable) within the six month period prior to such event. For this purpose, Fair Market Value shall be calculated as of each applicable Settlement Date (or Deferral Date, if applicable). By accepting this Agreement, Grantee consents to a deduction from any amounts the Company may owe him or her from time to time, to the extent of the amount Grantee owes the Company under this Section. Whether or not the Company elects to make any set-off in whole or in part, if the Company does not recover by means of set-off the full amount Grantee owes, calculated as set forth above, Grantee agrees to pay immediately the unpaid balance to the Company in cash.

    10.       Amendments. Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto; provided, however, that no amendment shall adversely affect the value or number of the Grantee’s vested Restricted Stock Units without the Grantee’s written consent.

    11.       Administration. The Committee shall have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation, and application of the Plan as are consistent therewith and to interpret or revoke any such rules. All actions taken and all interpretations and determinations made by the Committee shall be final and binding upon the Grantee, the Company and all other interested persons. No member of the Committee shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Agreement.

    12.       Effect on Other Employee Benefit Plans. The value of the Restricted Stock Units granted pursuant to this Agreement shall not be included as compensation, earnings, salary or other similar terms used when calculating the Grantee’s benefits under any employee benefit plan sponsored by the Company or any subsidiary, except as such plan otherwise expressly provides. The Company expressly reserves its rights to amend, modify, or terminate any of the Company’s employee benefit plans.

    13.         Severability. If any provision of the Plan or this Agreement is, becomes, or is deemed to be invalid, illegal or unenforceable in any jurisdiction or would disqualify the Plan or award hereunder under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the purpose or intent of the Plan or award, such provision shall be stricken as to such jurisdiction or award, and the remainder of the Plan or Agreement shall be in full force and effect.

    14.         Construction. The Restricted Stock Units granted hereunder are being issued pursuant to Section 10 of the Plan (“Restricted Stock Award”) and are subject to the terms of the Plan. A copy of the Plan has been given to the Grantee, and additional copies of the Plan are available upon request during normal business hours at the principal executive offices of the Company. To the extent that any provision of this Agreement violates or is inconsistent with an express provision of the Plan, the Plan provision shall govern and any inconsistent provision in this Agreement shall be of no force or effect.

    15.         Binding Effect. This Agreement shall be binding upon the heirs, executors, administrators and successors of the parties hereto.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

—————————————————— Grantee's Signature

—————————————————— Grantee's Name (Print or Type)

CTS CORPORATION By: ——————————————————